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                                                                     EXHIBIT 5.1

                         [LETTERHEAD OF BALLARD SPAHR
                       ANDREWS & INGERSOLL APPEARS HERE]


                                                        September 9, 1997

Corporate Express, Inc.
1 Environmental Way
Broomfield, CO 80021-3416

          Re: Corporate Express, Inc. 401(k) Retirement Plan
              Registration Statement on Form S-8
              ----------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Corporate Express, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of interests (the "Interests") in the Corporate Express, Inc. 401(k) Retirement Plan (the "Plan") and 1,000,000 shares of common stock of the Company, par value $.0002 per share (the "Shares"), issuable thereunder.

          In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments as in our judgement are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

          Based upon the foregoing, we are of the opinion that (i) the Interests created pursuant to the Plan will be legal and binding obligations of the Company and (ii) the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8.


                                          Very truly yours,


                                          /s/ Ballard Spahr Andrews & Ingersoll